  EX-35.2
(logo) MIDLAND    (logo) PNC
       LOAN              REAL ESTATE
       SERVICES

OFFICER CERTIFICATE

J.P. Morgan Chase Commercial Mortgage Securities Corp.,
Commercial Mortgage Pass-Through Certificates
Series 2011-C5

March 1, 2012

Pursuant to the requirements of that certain Pooling and Servicing Agreement
(the "Agreement"), it is hereby certified that on behalf of PNC Bank, National
Association d/b/a Midland Loan Services as successor by merger to Midland Loan
Services, Inc. (the "Servicer"),
(i) a review of the Servicer's activities during the calendar year 2011 (the
"Reporting Period") and of its performance under the Agreement has been made under the undersigned officer's supervision;
(ii) to the best of the undersigned officer's knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period or, if there has been a failure to fulfill any such obligation in any material respect, each such failure known to the undersigned officer and the nature and status thereof are set forth below; and
(iii) the Servicer has not received any notice during the Reporting Period regarding qualification, or challenging the status, of any REMIC formed pursuant to the Agreement from the IRS or any other governmental agency or body.

Nature and Status of Failures: None.

PNC BANK, NATIONAL ASSOCATION
d/ba MIDLAND LOAN SERVICES

/s/ Steven W. Smith
Steven W. Smith
Executive Vice President

Member of The PNC Financial Services Group
10851 Mastin Boulevard Overland Park, Kansas 66210
800-327-8083
www.pnc.com/midland